Exhibit (h)(1)

ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT is made as of December 4, 2006 by and between HIGHLAND CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (“Highland”), and HIGHLAND FUNDS I, a Delaware statutory trust (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain Highland to provide administration services provided for herein to the Trust’s investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and Highland wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions.

(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations ofthe SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

(d)	“Authorized Person” means any Executive Officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Trust. An Authorized Person’s scope of authority may be limited by the Trust by setting forth such limitation in an Authorized Persons Appendix.

(e)	“Board of Trustees” and “Shareholders” shall have the same meanings as used in the Trust’s Agreement and Declaration of Trust.

(f)	“Declaration” means the Trust’s Agreement and Declaration of Trust, as amended from time to time.

(g)	“Executive Officer” shall mean each of the Chief Executive Officer, President, Executive Vice President, Senior Vice President, Chief Financial Officer, Treasurer, Secretary and Chief Compliance Officer of the Trust.

(h)	“Oral Instructions” mean oral instructions received by Highland from an Authorized Person or from a person reasonably believed by Highland to be an Authorized Person.

(i)	“Organizational Documents” mean, in the case of the Trust, the Agreement and Declaration of Trust and the By-Laws of the Trust.

(G)	“SEC” means the Securities and Exchange Commission.

(k)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(1)	“Shares” means the Trust’s shares of beneficial interest.

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(m)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by Highland or (ii) trade instructions transmitted (and received by Highland) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.	Appointment. The Trust hereby appoints Highland to provide administration services to the Trust, in accordance with the terms set forth in this Agreement. Highland accepts such appointment and agrees to furnish such services.

3.	Compliance with Rules and Regulations.

Highland agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Highland hereunder. Except as specifically set forth herein, Highland assumes no responsibility for such compliance by the Trust.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, Highland shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	Highland shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by Highland to be an Authorized Person) pursuant to this Agreement. Highland may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or the Trust’s Shareholders, unless and until Highland receives Written Instructions to the contrary.

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(c)	The Trust agrees to forward to Highland Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by Highland or its affiliates) and shall endeavor to ensure that Highland receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Highland shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person (other than an Authorized Person who is an officer, partner, agent or employee of Highland), Highland shall incur no liability to the Trust in acting upon such Oral Instructions or Written Instructions provided that Highland’s actions comply with the other provisions of this Agreement.

5.	Right to Receive Advice.

(a)	Advice of the Trust. If Highland is in doubt as to any action it should or should not take, Highland may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

(b)	Advice of Counsel. If Highland shall be in doubt as to any question of law pertaining to any action it should or should not take, Highland may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Trust or Highland, at the option of Highland).

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(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions Highland receives from the Trust, and the advice it receives from counsel, Highland shall be entitled to rely upon and follow the advice of counsel, provided that such counsel is selected with reasonable care. Highland shall promptly inform the Trust of such conflict and Highland shall refrain from acting in the event of a conflict unless counsel advises Highland that a failure to take action is likely to result in additional loss, liability or expense. In the event Highland relies on the advice of counsel, Highland remains liable for any action or omission on the part of Highland which constitutes willful misfeasance, bad faith, negligence or reckless disregard by Highland of any duties, obligations or responsibilities set forth in this Agreement.

(d)	Protection of Highland. Highland shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Trust (other than actions taken or not taken in reliance on such directions, advice or Oral Instructions or Written Instructions received from any person acting on behalf of the Trust who is also an officer, partner, agent or employee of Highland, with respect to which Highland shall not be protected under this Agreement) or (to the extent permitted under clause (c) above) from counsel and which Highland believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon Highland (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written

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Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Highland’s properly taking or not taking such action. Nothing in this subsection shall excuse Highland when an action or omission on the part of Highland constitutes willful misfeasance, bad faith, negligence or reckless disregard by Highland of any duties, obligations or responsibilities set forth in this Agreement.

6.	Records; Visits.

(a)	The books and records pertaining to the Trust, which are in the possession or under the control of Highland, shall be the property of the Trust. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during Highland’s normal business hours. Upmi the reasonable request of the Trust, copies of any such books and records shall be provided by Highland to the Trust or to an Authorized Person, at the Trust’s expense. Any such books and records may be maintained in the form of electronic· media and stored on any magnetic disk or tape or similar recording method. No records shall be destroyed without the Trust’s written consent.

(b)	Highland shall keep the following records:

(i)	all books and records with respect to the Trust’s books of account; and

(ii)	records of the Trust’s securities transactions.

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7.	Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, fmances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or Highland, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or Highland a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

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8.	Liaison with Accountants. Highland shall act as liaison with the Trust’s independent registered public accounting flrm and shall provide account analyses, flscal year summaries and other audit related schedules with respect to the Trust. Highland shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent registered public accounting flrm as reasonably requested by the Trust.

9.	Highland System. Highland shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets and other related legal rights utilized by Highland in connection with the services provided by Highland to the Trust.

10.	Disaster Recovery. Highland shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, Highland shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. Highland shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Highland’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

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11.	Compensation. As compensation for services rendered by Highland during the term of this Agreement, the Trust will pay, on behalf of each Portfolio, to Highland an annual fee, payable monthly, in an amount equal, with respect to each Portfolio, to the percentage set forth on Exhibit A hereto of each Portfolio’s Average Daily Managed Assets. “Average Daily Managed Assets” shall mean, with respect to each Portfolio, the average daily value of the total assets of the Portfolio, less all accrued liabilities of the Portfolio (other than the aggregate amount of any outstanding borrowings constituting financial leverage). The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect. Highland may waive a portion of its fees. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis.

12.	Indemnification.

(a)

The Trust agrees to indemnify and hold harmless Highland and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act which Highland takes (i) at the request or on the direction of or in reliance on the advice of the Trust or (ii) upon Oral Instructions or Written Instructions; provided, however, neither Highland nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) or other Losses

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arising directly or indirectly out of (x) Highland’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement, or (y) actions or omissions to act that Highland takes at the request or on the direction of or in reliance on the advice of any person acting on behalf of the Trust who is also an officer, partner, agent or employee of Highland or upon Oral Instructions or Written Instructions from any person who is also an officer, partner, agent or employee of Highland.

(b)	Notwithstanding anything in this Agreement to the contrary, the Trust shall not be liable to Highland or its affiliates for any consequential, special or indirect losses or damages which Highland or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Trust.

13.	Responsibility of Highland.

(a)	Highland shall be under no duty to take any action on behalf of the Trust except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by Highland in writing. Highland shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. Highland agrees to indemnify and hold harmless the Trust from Losses arising out of Highland’s failure to perform its duties under this Agreement to the extent such damages arise out of Highland’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

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(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) Highland shall not be liable for losses beyond its control, provided that Highland has acted in accordance with the standard of care set forth above; and (ii) Highland shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement and which Highland reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond Highland’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)	Notwithstanding anything in this Agreement to the contrary, neither Highland nor its affiliates shall be liable to the Trust for any consequential, special or indirect losses or damages which the Trust may incur or suffer by or as a consequence of Highland’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by Highland or its affiliates.

14.	Description of Administration Services on a Continuous Basis. Highland will perform the following administration services:

(i)	Prepare monthly security transaction listings;

(ii)	Supply various normal and customary Portfolio and Trust statistical data as requested on an ongoing basis;

(iii)	Prepare for execution and file each Portfolio’s Federal and state tax returns; prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

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(iv)	Coordinate contractual relationships and communications between the Trust and its contractual service providers;

(v)	Coordinate printing of each Portfolio’s annual and semi-annual shareholder reports;

(vi)	Prepare income and capital gain distributions;

(vii)	Prepare the semiannual and annual fmancial statements;

(viii)	Monitor the Trust’s and/or each Portfolio’s compliance with IRC, SEC and prospectus requirements;

(ix)	Prepare, coordinate with the Trust’s counsel and coordinate the filing with the SEC: annual (or more frequent as the case may be) Post-Effective Amendments to the Trust’s Registration Statement and supplements to, or revisions of, each Portfolio’s prospectus(es) and statement of additional information; semi-annual reports on Form N-SAR and Form N-CSR; Form N-Q; and Form N-PX based upon information provided by the Trust;

(x)	Prepare and coordinate the Trust’s state notice filings.

(xi)	Assist in the preparation of notices of meetings of shareholders;

(xii)	Assist in obtaining the fidelity bond and trustees’ and officers’/errors and omissions insurance policies for the Trust in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Trust’s Board of Trustees;

(xiii)	Monitor the Trust’s assets to assure adequate fidelity bond coverage is maintained;

(xiv)	Draft agendas and resolutions for quarterly and special board meetings;

(xv)	Coordinate the preparation, assembly and mailing of board materials;

(xvi)	Attend board meetings and draft minutes thereof;

(xvii)	Maintain the Trust’s calendar to assure compliance with various filing and board approval deadlines;

(xviii)	Furnish the Trust office space in the offices of Highland, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs and investments of the Trust;

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(xix)	Assist the Trust in the handling of SEC examinations and responses thereto; and

(xx)	Perform such additional administrative duties relating to the administration of the Trust as may subsequently be agreed upon in writing between the Trust and Highland.

15.	Duration and Termination. This Agreement shall continue until terminated by the Trust or by Highland on sixty (60) days’ prior written notice to the other party. In the event the Trust gives notice otermination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent (and any other service provider(s)), and all trailing expenses incurred by Highland, will be borne by the Trust.

16.	Notices. Notices shall be addressed (a) if to Highland, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: General Counsel; (b) if to the Trust, at 13455 Noel Road, S ite 800, Dallas, Texas 75240, Attention: Secretary ofthe foregoing; or (c) with respect to either party to this Agreement, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

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18.	Delegation; Assignment; Sub-Contracting. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party. The Fund hereby authorizes and instructs Highland to enter into a Sub-Administration Services Agreement with PFPC Inc. (“PFPC”), in substantially the form set forth as Exhibit B hereto, including the fees referenced therein and in the Fee Letter between Highland and PFPC.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.

(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Captions. The captions in this Agreement are included for convemence of reference only and in no way defme or delimit any of the provisions hereof or otherwise affect their construction or effect.

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(c)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts oflaw.

(d)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g)	The Trust will provide such information and documentation as Highland may reasonably request in connection with services provided by Highland to the Trust.

(h)	It is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any past, present or future trustee, nominee, officer, shareholder, employee or agent of the Trust individually, and shall only be binding upon the Trust and its assets, as provided in the Trust’s Agreement and Declaration of Trust, a copy of which is available at the principal offices of the Trust. This Agreement was executed on behalf of the Trust by an officer of the Trust in such capacity, and shall not be deemed to have been executed by such officer individually or to impose any liability on such officer, of the shareholders of the Trust, personally, but shall bind only the assets and property of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	STRAND ADVISORS, INC., its general partner

By:	/s/ Mark K. Okada
Name: Mark K. Okada Title: Executive Vice President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND FUNDS I

By:	/s/ Joe Dougherty
Name: Joe Dougherty Title: Senior Vice President

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EXHIBIT A

(revised May 2, 2008)

Portfolio	Administration Fee
Highland Equity Opportunities Fund	0.20%
Highland High Income Fund	0.20%
Highland Income Fund	0.20%
Highland Healthcare Fund	0.20%

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